UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

July 14, 2014

Date of Report (Date of earliest event reported)

BALLANTYNE STRONG, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

13710 FNB Parkway, Suite 400
Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

(402) 453-4444

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)     On July 14, 2014, Mary A. Carstens announced that she would retire as Senior Vice President, Chief Financial Officer and Treasurer of Ballantyne Strong, Inc. (the “Company”) effective September 2, 2014.

(c)     Mr. Nathan D. Legband will assume the positions of Vice President, Chief Financial Officer and Treasurer of the Company effective September 2, 2014 and will become the Company’s principal financial and accounting officer as a result. Mr. Legband, age 34, has served as the Company’s Corporate Controller since June 2012. Prior to joining the Company, Mr. Legband served in several capacities with West Corporation between 2008 and 2012, including the position of Senior Director of Accounting and Financial Analysis which he held from November 2009 until June 2012. He was previously employed as an Audit Manager at Deloitte & Touche from January 2003 through February 2008.

In his capacity of Vice President and Chief Financial Officer, Mr. Legband will be entitled to an annual base salary of $150,000 and will be eligible for performance-based compensation in the form of an annual bonus under the Company’s Short-Term Incentive Plan of up to 35% of his base salary provided the Company achieves certain universal goals established by the Compensation Committee. Mr. Legband is also eligible to participate in the Company’s 2010 Long-Term Incentive Plan, but has received no awards under that plan to date. Mr. Legband also continues to be eligible to participate in the Company’s 401(k), medical, dental and vision plans and certain other benefits available generally to employees of the Company. Mr. Legband does not have a written employment agreement with the Company.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit

No.	Description

99.1

Press Release, dated July 18, 2014, announcing the appointment of Nathan D. Legband as Vice President, Chief Financial Officer and Treasurer of Ballantyne Strong, Inc. upon the retirement of Mary A. Carstens from the positions of Senior Vice President, Chief Financial Officer and Treasurer of Ballantyne Strong, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE STRONG, INC.

Date: July 18, 2014	By:	/s/ Gary L. Cavey
Gary L. Cavey
President & CEO